Exhibit 99.1

Ferguson Reports Third Quarter Results
Market Outperformance, Moderating Deflation and Targeted Actions Drove Strong Results
Third quarter highlights
-     Sales of $7.6 billion, increased 4.3% despite one fewer sales day and foreign exchange (1.7% impact).
-     Gross margin of 31.0%, up 50 bps from prior year.
-     Operating margin of 8.0% (9.4% on an adjusted basis).
-     Diluted earnings per share of $2.07 ($2.50 on an adjusted basis).
-    Declared quarterly dividend of $0.83, reflecting a 5% increase over the prior year.
-    Completed three acquisitions during the quarter.
-    Share repurchases of $251 million during the quarter.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.2x.
-    Actions taken to streamline and reduce complexity within the business, resulted in non-recurring charges of $68 million with expected annualized savings of approximately $100 million.
June 3, 2025, Newport News, VA— Ferguson Enterprises Inc. (NYSE: FERG; LSE: FERG). Kevin Murphy, Ferguson CEO, commented, “Our associates continued to take care of our customers, outperform the market and drive solid growth in the third quarter. The combination of strong volume growth, gross margin actions, moderating deflation and the early benefits of streamlining our business drove adjusted operating profit growth and adjusted operating margin expansion.
“While we are in a dynamic and uncertain environment, given the strong performance in the quarter we are updating our full year guidance to low to mid-single digit revenue growth with an adjusted operating margin range of 8.5% to 9.0%. We remain confident in our markets over the medium term and continue to balance investment in key strategic opportunities, leveraging multiyear tailwinds in both residential and non-residential markets as we support the complex project needs of our specialized professional customers.”
FY2025 Guidance

	Prior 2025 Guidance	Updated 2025 Guidance
Net sales	Low single digit growth	Low to mid-single digit growth
Adjusted operating margin*	8.3% - 8.8%	8.5% - 9.0%
Interest expense	$180 - $200 million	$180 - $200 million
Adjusted effective tax rate*	~26%	~26%
Capital expenditures	$325 - $375 million	$300 - $350 million
* The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

	Three months ended April 30,
US$ (In millions, except per share amounts)	2025		2024		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	7,621	7,621	7,308	7,308	+4.3%	+4.3%
Gross margin	31.0%	31.0%	30.5%	30.5%	+50 bps	+50 bps
Operating profit	606	715	625	674	(3.0)%	+6.1%
Operating margin	8.0%	9.4%	8.6%	9.2%	(60) bps	+20 bps
Earnings per share - diluted	2.07	2.50	2.18	2.32	(5.0)%	+7.8%
Adjusted EBITDA		770		722		+6.6%
Net debt(1) : Adjusted EBITDA		1.2x		1.0x

	Nine months ended April 30,
US$ (In millions, except per share amounts)	2025		2024		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	22,265	22,265	21,689	21,689	+2.7%	+2.7%
Gross margin	30.3%	30.3%	30.4%	30.4%	(10) bps	(10) bps
Operating profit	1,681	1,870	1,841	1,967	(8.7)%	(4.9)%
Operating margin	7.5%	8.4%	8.5%	9.1%	(100) bps	(70) bps
Earnings per share - diluted	5.78	6.48	6.30	6.72	(8.3)%	(3.6)%
Adjusted EBITDA		2,030		2,109		(3.7)%
Net debt(1) : Adjusted EBITDA		1.2x		1.0x
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”
Summary of financial results
Third quarter
Net sales of $7.6 billion were 4.3% ahead of last year driven by organic revenue growth of 5.0% and acquisition growth of 1.0%, partially offset by 1.7% from the adverse impact of one fewer sales day and foreign exchange rates. Improvement in finished goods pricing was offset by continued weakness in certain commodity related categories, resulting in overall pricing being broadly flat in the quarter.
Gross margin of 31.0% was 50 basis points above last year driven by specific actions taken to better capture the value we deliver to customers while also maintaining market share gains, as well as moderating deflation. We continued to tightly manage the cost base with expense growth driven by higher volumes, cost inflation and continued selective investment in core capabilities for future growth.
Reported operating profit was $606 million (8.0% operating margin), 3.0% below last year due to the non-recurring business restructuring charges. Adjusted operating profit of $715 million (9.4% adjusted operating margin) was 6.1% above last year.
Reported diluted earnings per share was $2.07 (Q3 2024: $2.18), a decrease of 5.0% compared to last year, while adjusted diluted earnings per share of $2.50 increased 7.8% due to the higher adjusted operating profit and the impact of share repurchases.

US - third quarter
Net sales in the US business increased by 4.5%, with organic revenue growth of 5.0% and a further 1.0% contribution from acquisitions, partially offset by a 1.5% adverse impact from one fewer sales day.
Residential end markets, which comprise just over half of US revenue, remained subdued across both new construction and repair, maintenance and improvement. Overall, our residential revenue grew approximately 2% in the third quarter.
Non-residential end markets, representing just under half of US revenue, were stronger than residential end markets with increased activity on large capital projects. We continued to grow share with non-residential revenue growth of approximately 7% in the third quarter. We delivered mid to high-single digit growth across commercial and industrial end markets, with low double digit growth in our civil/infrastructure end markets.
Adjusted operating profit of $726 million was 6.0% or $41 million above last year.
We completed two US acquisitions during the quarter, Independent Pipe & Supply Corp., a leading commercial/mechanical distributor in the Northeast and Light Innovations Inc., a residential building and remodel showroom located in Little Rock, Arkansas that will further support the Ferguson Home strategy.
Canada - third quarter
Net sales decreased by 0.3%, with organic revenue growth of 3.0% and a 2.8% contribution from acquisitions, partially offset by a 4.4% adverse impact from foreign exchange rates and a 1.7% adverse impact of one fewer sales day. Residential activity has continued to be soft with non-residential activity remaining more resilient. Adjusted operating profit of $8 million was $2 million above last year.
During the quarter we completed the acquisition of National Fire (collectively, National Fire Equipment Ltd. and National Fire Fabrication Ltd.), a market leader of fire and fabrication products and services operating from seven locations across eastern and western Canada.
Business Restructuring
We have implemented targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth. As a result of these actions, non-recurring charges of $68 million were incurred in the quarter with these measures expected to generate annualized savings of approximately $100 million.
Segment overview

	Three months ended April 30,			Nine months ended April 30,
US$ (In millions)	2025	2024	Change	2025	2024	Change
Net sales:
US	7,288	6,974	4.5%	21,210	20,667	2.6%
Canada	333	334	(0.3)%	1,055	1,022	3.2%
Total net sales	7,621	7,308	4.3%	22,265	21,689	2.7%

Adjusted operating profit:
US	726	685	6.0%	1,878	1,976	(5.0)%
Canada	8	6	33.3%	42	38	10.5%
Central and other costs	(19)	(17)		(50)	(47)
Total adjusted operating profit	715	674	6.1%	1,870	1,967	(4.9)%

Financial position
Net debt to adjusted EBITDA at April 30, 2025 was 1.2x. During the quarter we completed share repurchases of $251 million, bringing year to date repurchases to $759 million. We have a remaining outstanding balance of approximately $1.1 billion under the current share repurchase program.
We declared a quarterly dividend of $0.83 representing a 5% growth over prior year. The dividend will be paid on August 6, 2025 to stockholders of record as of June 20, 2025.
There have been no other significant changes to the financial position of the Company.

For further information please contact

Investor relations
Brian Lantz, Vice President IR and Communications	Mobile:	+1 224 285 2410
Pete Kennedy, Director of Investor Relations	Mobile:	+1 757 603 0111

Media inquiries
Christine Dwyer, Senior Director of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. BST) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 233 4753
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 254870. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG; LSE: FERG) is the largest value-added distributor serving the specialized professional in our
$340B residential and non-residential North American construction market. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in
Newport News, Va., Ferguson has sales of $29.6 billion (FY’24) and approximately 35,000 associates in nearly 1,800 locations. For more information, please visit corporate.ferguson.com.
Analyst resources
For further information on quarterly financial breakdowns, visit corporate.ferguson.com on the Investors menu under Analysts and Resources.
Provisional financial calendar

Q4 Results for period ending July 31, 2025	September 16, 2025 with call from 8:30 a.m. ET
Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,”

“intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of political unrest, disputes or war, and/or trade restrictions such as sanctions, tariffs and retaliatory counter measures; failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets; changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence); failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws; our indebtedness and changes in our credit ratings and outlook; fluctuations in product prices (including as a result of the use of commodity-priced materials, inflation/deflation and/or trade restrictions) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the ordinary course of our business as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith; the costs and risk exposure relating to sustainability matters, including regulatory or legal requirements and disparate stakeholder expectations; adverse impacts caused by a public health crisis; and other risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended July 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on September 25, 2024 and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson Enterprises Inc.
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Summary of Organic Revenue
Management evaluates organic revenue as it provides a consistent measure of the change in revenue year-on-year. Organic revenue growth (or decline) is determined as the growth (or decline) in total reported revenue excluding the growth (or decline) attributable to currency exchange rate fluctuations, sales days, acquisitions and disposals, divided by the preceding financial year’s revenue at the current year’s exchange rates.
A summary of the Company’s historical revenue and organic revenue growth is below:

	Q3 2025		Q2 2025		Q1 2025		Q4 2024		Q3 2024
	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue	Revenue	Organic Revenue
US	4.5%	5.0%	3.0%	2.0%	0.5%	(0.4)%	1.3%	(0.2)%	2.2%	(0.9)%
Canada	(0.3)%	3.0%	3.2%	3.1%	6.3%	1.3%	2.0%	(1.2)%	6.7%	(0.6)%
Total Company	4.3%	5.0%	3.0%	2.1%	0.8%	(0.3)%	1.4%	(0.2)%	2.4%	(0.9)%
For further details regarding organic revenue growth, visit corporate.ferguson.com on the Investors menu under Analysts and Resources.
Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended		Nine months ended
	April 30,		April 30,
(In millions)	2025	2024	2025	2024
Net income	$410	$443	$1,156	$1,284
Provision for income taxes	147	138	395	421
Interest expense, net	46	43	140	132
Other (income) expense, net	3	1	(10)	4
Operating profit	606	625	1,681	1,841
Corporate restructuring expenses(1)	2	12	5	20
Business restructuring expenses(2)	68	—	68	—
Amortization of acquired intangibles	39	37	116	106
Adjusted Operating Profit	715	674	1,870	1,967
Depreciation & impairment of PP&E	47	40	137	120
Amortization of non-acquired intangibles	8	8	23	22
Adjusted EBITDA	$770	$722	$2,030	$2,109
(1)For the three and nine months ended April 30, 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States. For the three and nine months ended April 30, 2024, corporate restructuring expenses related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States.
(2)For the three and nine months ended April 30, 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of April 30,
(In millions)	2025	2024
Long-term debt	$3,701	$3,518
Short-term debt	400	150
Bank overdrafts(1)	5	36
Derivative liabilities	3	13
Cash and cash equivalents	(519)	(691)
Net debt	$3,590	$3,026
(1)     Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheets.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	April 30,
	2025	2024
Net income	$1,607	$1,868
Provision for income taxes	703	567
Interest expense, net	187	180
Other (income) expense, net	(5)	8
Corporate restructurings expenses(1)	13	20
Business restructurings expenses(2)	68	—
Impairments and other charges(3)	—	(2)
Depreciation and amortization	363	326
Adjusted EBITDA	$2,936	$2,967
Net Debt: Adjusted EBITDA	1.2x	1.0x
(1)     For the rolling twelve months ended April 30, 2025 and 2024, corporate restructuring expenses primarily related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States, including transition activities following the domicile.
(2)     For the rolling twelve months ended April 30, 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.
(3)     For the rolling twelve months ended April 30, 2024, the benefit recorded in impairments and other charges related to a change in estimate regarding amounts recorded in impairment and other charges in the third quarter of fiscal 2023.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	April 30,
(In millions, except per share amounts)	2025		2024
		per share(1)		per share(1)
Net income	$410	$2.07	$443	$2.18
Corporate restructuring expenses(2)	2	0.01	12	0.06
Business restructuring expenses(3)	68	0.34	—	—
Amortization of acquired intangibles	39	0.20	37	0.18
Discrete tax adjustments(4)	5	0.02	(11)	(0.06)
Tax impact-non-GAAP adjustments(5)	(28)	(0.14)	(9)	(0.04)
Adjusted net income	$496	$2.50	$472	$2.32

Diluted weighted-average shares outstanding	198.5		203.2

	Nine months ended
	April 30,
(In millions, except per share amounts)	2025		2024
		per share(1)		per share(1)
Net income	$1,156	$5.78	$1,284	$6.30
Corporate restructuring expenses(2)	5	0.04	20	0.10
Business restructuring expenses(3)	68	0.34	—	—
Amortization of acquired intangibles	116	0.58	106	0.52
Discrete tax adjustments(4)	(3)	(0.02)	(13)	(0.07)
Tax impact-non-GAAP adjustments(5)	(48)	(0.24)	(27)	(0.13)
Adjusted net income	$1,294	$6.48	$1,370	$6.72

Diluted weighted-average shares outstanding	199.8		203.9
(1)Per share on a dilutive basis.
(2)For the three and nine months ended April 30, 2025, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States. For the three and nine months ended April 30, 2024, corporate restructuring expenses related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States.
(3)For the three and nine months ended April 30, 2025, business restructuring expenses related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.
(4)For the three and nine months ended April 30, 2025, discrete tax adjustments mainly related to the tax treatment of certain compensation items that are not material. For the three and nine months ended April 30, 2024, discrete tax adjustments related to the release of uncertain tax positions due to the lapsing of statute of limitations, as well as the tax treatment of certain compensation items that were not individually significant.
(5)For the three and nine months ended April 30, 2025, the tax impact on non-GAAP adjustments related to the restructuring expenses and the amortization of acquired intangibles. For the three and nine months ended April 30, 2024, the tax impact on non-GAAP adjustments related to the amortization of acquired intangibles.

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Net sales	$7,621	$7,308	$22,265	$21,689
Cost of sales	(5,262)	(5,076)	(15,524)	(15,097)
Gross profit	2,359	2,232	6,741	6,592
Selling, general and administrative expenses	(1,589)	(1,510)	(4,711)	(4,483)
Restructuring expenses	(70)	(12)	(73)	(20)
Depreciation and amortization	(94)	(85)	(276)	(248)
Operating profit	606	625	1,681	1,841
Interest expense, net	(46)	(43)	(140)	(132)
Other (expense) income, net	(3)	(1)	10	(4)
Income before income taxes	557	581	1,551	1,705
Provision for income taxes	(147)	(138)	(395)	(421)
Net income	$410	$443	$1,156	$1,284

Earnings per share - Basic	$2.07	$2.19	$5.79	$6.32

Earnings per share - Diluted	$2.07	$2.18	$5.78	$6.30

Weighted average number of shares outstanding:
Basic	198.3	202.6	199.6	203.3
Diluted	198.5	203.2	199.8	203.9

Ferguson Enterprises Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	April 30, 2025	July 31, 2024
Assets
Cash and cash equivalents	$519	$571
Accounts receivable, net	3,748	3,602
Inventories	4,548	4,188
Prepaid and other current assets	917	1,020
Assets held for sale	44	29
Total current assets	9,776	9,410
Property, plant and equipment, net	1,832	1,752
Operating lease right-of-use assets	1,678	1,565
Deferred income taxes, net	197	181
Goodwill	2,427	2,357
Other non-current assets	1,355	1,307
Total assets	$17,265	$16,572

Liabilities and stockholders’ equity
Accounts payable	$3,775	$3,410
Other current liabilities	2,196	1,806
Total current liabilities	5,971	5,216
Long-term debt	3,701	3,774
Long-term portion of operating lease liabilities	1,300	1,198
Other long-term liabilities	762	768
Total liabilities	11,734	10,956
Total stockholders' equity	5,531	5,616
Total liabilities and stockholders' equity	$17,265	$16,572

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Nine months ended
	April 30,
	2025	2024
Cash flows from operating activities:
Net income	$1,156	$1,284
Depreciation and amortization	276	248
Share-based compensation	22	39
Changes in inventories	(324)	(194)
Changes in receivables and other assets	(24)	107
Changes in accounts payable and other liabilities	244	107
Other operating activities	17	(84)
Net cash provided by operating activities	1,367	1,507
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(242)	(185)
Capital expenditures	(235)	(263)
Other investing activities	13	30
Net cash used in investing activities	(464)	(418)
Cash flows from financing activities:
Purchase of treasury shares	(759)	(421)
Net change in debt and bank overdrafts	174	(86)
Cash dividends	(324)	(465)
Other financing activities	(66)	(23)
Net cash used in financing activities	(975)	(995)
Change in cash, cash equivalents and restricted cash	(72)	94
Effects of exchange rate changes	3	(8)
Cash, cash equivalents and restricted cash, beginning of period	625	669
Cash, cash equivalents and restricted cash, end of period	$556	$755